MANAGEMENT DISCUSSION SECTION
Operator: Welcome everyone to the Corel first quarter earnings results conference call. This call is being recorded. With us today from the company is the Chief Executive Officer, David Dobson and the Chief Financial Officer, Doug McCollam.
At this time, I would like to turn the conference over to Stacie Bosinoff with Blueshirt Group.
Stacie Bosinoff, Investor Relations, The Blueshirt Group

Good afternoon everyone and thank you for joining us today for the Corel Corporation first quarter 2007 conference call. A copy of our press release is posted on the wire at close of market and is available on Corel’s website at www.corel.com. With me today to discuss the company’s financial results are Corel’s Chief Executive Officer, David Dobson and Chief Financial Officer, Doug McCollam.
Before we begin, I need to remind everyone that the matters we are discussing this afternoon include predictions, estimates, expectations, and other forward-looking statements. These statements are subject to certain risks and uncertainties that could cause our actual results to differ materially, including competitive threats from other software and online services companies, our reliance on a small number of strategic relationships for a significant percentage of our revenue, which relationships can be terminated at any time, and risks inherent in the integration of acquired businesses, such as InterVideo.
Please refer to Corel and InterVideo’s most recent SEC filings for a more detailed discussion of these and other risk factors. Forward-looking statements speak only as of the date they are made and we disclaim any obligation or undertaking to provide any updates or revisions to them. Corel’s financial results are prepared according to US GAAP and are reported in US currency.
Additionally, this call will include a discussion of adjusted EBITDA and adjusted net income, which are non-GAAP measures. The GAAP financial measures that correspond to non-GAAP financial measures, as well as the reconciliations between the two, are set forth in our press release and are available on our website and in our filings with the SEC.
Today’s call is being recorded and is a property of Corel Corporation. Any transmission or rebroadcast without the expressed written consent of Corel is prohibited. With that, I will now turn the call over to David.
David Dobson, Chief Executive Officer

Great, thank you, Stacie. And good afternoon everybody and thank you for joining us today. As we stated in our press release last week, we took some additional time to review the accounting of the InterVideo acquisitions, specifically related to the allocation of the purchase price. We’ve now completed the reviews that we felt were necessary and we appreciate your patience during this short delay.
Now let’s get on in providing you with an update on our performance in the quarter. I’m pleased to report that we delivered another solid quarter and this quarter’s results include the combined results for Corel, InterVideo, and Ulead for the first time. We achieved revenue at the high-end of our guidance we provided in January and we exceeded the guidance we provided for profits.
As you would expect, there are lot of moving parts underneath this quarter’s performance. Primarily as a result of the acquisition and integration and on this call and in the 10-Q, we provide you with additional details to highlight the progress we’re making with the overall business and more specifically the InterVideo integration.
Revenue was 52.6 million, up 19% year-over-year. Adjusted EBITDA was 8.7 million and adjusted net income was 2.7 million or 11 cents per share. Cash flow from operations was 18.4 million in the quarter. You may recall from our fourth quarter conference call that we expected first quarter results to be affected by a number of acquisition related impacts, primarily related to the recognition of certain revenues and one-time acquisition accounting charges.
As a result of the acquisition for the first period — for this first period and future periods, we will report on Corel’s two product categories. First, digital media. And second, graphics and productivity. For this last quarter, we’ll provide some additional information on our business excluding the InterVideo results, so you can get a better sense of the progress we’re making and how we’re positioning our business for future growth. I will then comment on our progress with the integration and how we’re positioning our digital media business for growth and enhanced profitability going forward. I will then provide additional financial details for the quarter and an update on our guidance for Q2 and the full year.
Let’s begin with a summary of the Corel’s business prior to the effect of acquired InterVideo products and revenue. The Corel business declined by 3% year-over-year, primarily driven by a decrease in revenue for our WordPerfect business and an overall tough compare versus 1Q 2006, which was driven by new launches of CorelDRAW Graphics Suite X3 and WordPerfect Office in January 2006. More specifically, the WordPerfect business declined by 3.3 million in the first quarter and the rest of the Corel portfolio, before the impact of the acquisition of InterVideo, grew by 1.8 million or 5% year-over-year. This was primarily driven by the very strong performance of WinZip, iGrafx, CorelDRAW Graphics Suite, and Paint Shop Pro.
WinZip delivered another strong quarter as we continue to identify new and creative ways to market and sell to the WinZip install base. Single user license sales increased by over 30% this quarter, driven in part by enhancements to our direct marketing messages, our eStore design, and paid placement initiatives. Paint Shop Pro Photo and Snapfire continued to grow, as we executed on our strategy to lever both our strong retail presence and our innovative approach to seeding the marketplace with trial and light versions of our digital imaging products.
CorelDRAW Graphics Suite continued to perform well this quarter despite a challenging year-over-year compare due to the launch of CorelDRAW Graphics Suite X3 in Q1 2006. We are seeing continued strength from DRAW both in international markets as we identify new opportunities in vertical industries, such as digital signage and fashion design. Corel Painter also performed ahead of plan, leading up to the launch of Corel Painter X. Released in February, Painter X has performed extremely well generating positive press coverage and driving eStore traffic at 10 times the normal daily run rate during the first three weeks of its launch.
Let me turn to WordPerfect. WordPerfect had a challenging quarter primarily due to the fall off in point of sale royalties from Dell. The decline in enterprise license revenue, which we believe was primarily driven by distractions associated with the Vista launch and a tough year-over-year compare given the launch of WordPerfect X3 in first quarter of last year. These declines were partially offset by WordPerfect growth in new markets and consumer segments, as we continue to add more users to the WordPerfect installed base.
Now to put this in prospective, in first quarter of 2006, WordPerfect represented more than 20% of Corel’s overall business. With only partial reporting of InterVideo revenue in the first quarter of 2007, WordPerfect now represents about 11% of our overall revenue in the quarter. While WordPerfect — WordPerfect now is a much smaller share across our overall portfolio, it remains an important profit contributor, one which we are seeking to maximize through new business models to drive enhanced value to our customers, partners, and shareholders. For example, in February, we released the first public data of WordPerfect Lightning, a free word processing and note taking software that enables end-users and partners to link the benefits of online tools accessed over the internet with rich features of a desktop productivity application.
WordPerfect Lightning represents the first component of a new distribution and online services model for WordPerfect Office. To date, over 23,000 people have downloaded and used the Beta. We have also had very positive reactions from both the media and in the Lightning blogs and user forums. We are now in discussions with our partners testing the potential of this new business model, as we continue to look for meaningful ways to capitalize on the brand and the product value of WordPerfect.
Now I have taken the time to highlight the specifics around WordPerfect, as I think it’s a good example the strength of our business model. Due to the breadth of our product portfolio, the leverage of our global distribution platform, and our ability to successfully acquire and integrate products like Paint Shop Pro and WinZip, we have been able to produce consistent results as we transition products inside of the portfolio and carefully manage our investments to optimize revenue, growth, and profitability.
Let me talk a bit about our partnerships. As we have said before, partnerships continue to be a very key component of our growth strategy and we continue to announce new and expanded agreements that drive the widespread seeding of Corel software. In the first quarter for example, we announced an expansion of our partnership with Lexar, whereby users are able to download Corel Paint Shop Pro and Snapfire Plus free of charge when they purchase selected versions of Lexar’s flash memory cards. By seeding these products with Lexar’s user base, we are providing both Corel and Lexar with a basis for future upgrade and cross-sell revenue.
Most recently, we announced new partnerships with Hewlett-Packard and YouSendIt.com. And let me describe — HP is now bundling Corel Painter Essentials 3 on its new line of entertainment notebook PCs, while WinZip has partnered with YouSendIt.com on a new file delivery service designed to simplify the transmission of large files over the internet. Corel’s flexible approach and willingness to develop customized offerings and programs continues to earn us the business of some of the world’s leading PC and device manufacturers, as well as online service providers. In addition to broadening our distribution network, we continue to leverage our direct and in-product marketing programs to offer additional value to our users, while driving incremental revenue to Corel and our partners. As a result Corel’s e-commerce sales grew by 25% year-over-year, making it Corel’s fastest growing and most profitable channel. This channel now represents about 20% of our overall revenue.
Now expanding our distribution network and developing in emerging markets continue to be an area of focus in Q1 and our results reflected the efforts. Before the effect of InterVideo, revenues were up 38% year-over-year as we continue to grow our presence in Eastern Europe, China, India, Latin America, Japan, and Korea. With the completion of the InterVideo acquisition, we see considerable opportunity to build on this success as we deepen our relationships with partners in these key regions.
Overall for the first quarter of this year, the Corel business continued to deliver consistent revenue, profit, and cash generation. We continue to manage the portfolio of applications for growth and profitability. Even with the relative poor performance of WordPerfect, the portfolio performed very well on a tough year-over-year comparison, which highlights the strength of our business model and our success with newly acquired products and companies.
Now, let me turn and provide a quick update on the InterVideo integration. We closed the acquisition of InterVideo and Ulead in December of 2006 and we moved swiftly to merge three public companies into one. Our focus for the integration has been threefold. First, to sustain and grow the strong relationships with our large base of customers and distribution partners. Second, to leverage the assets and intellectual property of Corel, InterVideo, and Ulead to create one of the largest product portfolios in the digital media marketplace. And third, to streamline the costs and expenses associated with three public companies to achieve significant synergies that resulted from the integration.
I am very pleased to report that we’ve made good progress on all three of these objectives. With the completion of the integration Corel now has over 100 million current users of our software applications around the world. This is a significant asset that we plan to further develop through our customer relationship and marketing programs. In January, we announced that ASUS, the world’s leading motherboard and graphics card manufacturer, would bundle Snapfire Plus with its complete line of motherboards on a global basis. This is one of the key relationships that InterVideo brought to the table and which we now extended through the introduction of new Corel products. We have created a global sales team for each of our large OEM partners and have had a number of discussions around the broad portfolio of products and marketing activities that Corel can deliver to these OEMs to improve their end-user products and help drive improved financial returns.
In the area of combined product plans, our digital media team has moved quickly to align product management and development teams around the opportunities we are seeing in the market. As a result of the acquisition, Corel is now the number two software provider, both in units and revenue, in all of the digital media categories we serve. We’re also number one in market share for video in Japan, with Ulead VideoStudio. We will continue to invest in our core technology, product development, and marketing to sustain our leadership positions in these markets.
Most recently we announced Ulead DVD MovieFactory 6, the first consumer entry-level product to offer high definition DVD burning capability and the first new product to be launched since we completed our acquisition of InterVideo. We will continue to extend the reach of these products just as we have with our previous acquisitions of Jasc and WinZip. We have also moved quickly to identify technologies or product areas that we felt had limited growth or profit potential. During the first quarter we determined that InterVideo’s handheld or a mobile technology unit was not well aligned with Corel’s core strategy going forward and we have significantly reduced the expenses associated with this business line. We are continuing to examine all areas of the business and are in the process of reducing investments in other areas that we believe would yield limited returns in the future.
At the end of February, the major restructuring we had planned for the combined business was complete. At end of the quarter, we had reduced head count in the combined company to just over 1,200, down by almost 250 people from our position on the day of the acquisition. We’ve also identified more than 7 million in non-head count related cost and expense items that we expect to remove from the business through the course of this year. In total, we are on track to achieve approximately 17 to 18 million in expense synergies on an annualized basis through our integration and restructuring efforts.
With the addition of InterVideo and Ulead to Corel, we’ve also announced some important changes to align our organizational model with our strategy for growth. Randy Eisenbach, formerly Corel’s Chief Operating Officer, has been appointed as President and General Manager of Digital Media at Corel. Randy now leads the product management, product marketing, and software development teams for all of Corel’s digital media products, including Paint Shop Pro, Snapfire, WinDVD, Ulead DVD MovieFactory, VideoStudio, PhotoImpact, and Photo Express. Randy has successfully led Corel’s integration of Jasc and the Paint Shop family of products as well as the recent WinZip integration. He has also been the senior executive leading the InterVideo and Ulead integration.
We are also announcing today that Patrick Morley, formerly our Executive Vice President, Sales and Marketing for the Americas, has been appointed as Corel’s Chief Operating Officer, responsible for the company’s global sales, marketing, and operations functions around the world. By organizing these functions under Patrick’s leadership, we’ll be able to further strengthen and leverage our global sales, marketing, and distribution capabilities as a powerful platform for future acquisitions and operational efficiency.
As I mentioned earlier, beginning in the first quarter, we will be reporting on our business using a revised revenue segmentation, now Digital Media, and Graphics and Productivity. We’ve already discussed the products that make up the Digital Media business. Graphics and Productivity will include CorelDRAW Graphics Suite, Painter, Designer, WinZip, WordPerfect, and iGrafx. We expect to leverage our global sales, marketing, and distribution capabilities across both of these product categories to continue to drive consistent revenue growth and profitability.
We continue to expect that InterVideo will be marginally accretive in full year 2007. More importantly, we believe that our acquisition of InterVideo has positioned Corel to be a market leader in the dynamic and fast growing digital media marketplace. As we continue to invest and leverage our global product management and development teams in digital media, we believe that Corel is well positioned to capitalize on the growing market demand for compelling digital content that is easy to create and share.
The market for digital media software is driven by many factors. The commoditization of hardware is putting more technology in the hands of more customers worldwide. High-end digital cameras and camcorders are dropping in price. Memory prices are falling rapidly, and digital video can be captured by anyone, anywhere. As a result, the appetite for software to edit and share these experiences is growing rapidly. In order to meet the needs of the mainstream market, the software must be easy to use, full-featured, and affordable, and this is right in the sweet spot of Corel’s value proposition. A consumer who wants to combine their digital photos, video, and audio wants to do it seamlessly. PC OEMs who want to provide a superior experience for their customers will increasingly look to vendors who can provide the full range of digital media capabilities.
This is the value that Corel brings to our customers and partners. Our acquisition of InterVideo allows Corel to be the first software vendor to address the complete digital media workflow. I look forward to sharing more details of our strategy and vision over the coming months as we will have new products and announce new partnerships.
I will now turn the call over to Doug who will provide a more detailed view on our first quarter financial performance. Doug?
Douglas R. McCollam, Chief Financial Officer
Thank you, David. As David described, Corel had a solid first quarter. Revenues were 52.6 million compared to 44.3 million for the first quarter of 2006, an increase of 19% year-over-year. GAAP net loss for the first quarter 2007 was 11.9 million or 48 cents per share compared to a GAAP net loss of 1.6 million or 8 cents per share in the first quarter of 2006. Non-GAAP adjusted net income was 2.7 in the first quarter of 2007. Non-GAAP EPS was 11 cents in the first quarter compared to 33 cents in the same period of last year.
You will recall from our last conference call that we said revenue and earnings would be impacted by the accounting treatment for certain OEM revenue related to our acquisition of InterVideo. We also said at that time that the impact would not have an effect on cash flow and we had a very solid quarter with cash from operations of 18.4 million. I will talk more about cash flow and the balance sheet in a moment.
First, let’s cover of some of the detail on the revenue line. As David mentioned, we are now reporting our business in two segments, digital media and graphics and productivity. This mirrors our internal approach to managing the business following the acquisition of InterVideo and will give you the clearest picture of our success.

Revenue on our digital media business was 18.6 million compared to 7.7 million in the first quarter last year. InterVideo contributed approximately 9.7 million of the first quarter total. The Corel digital imaging products had a good quarter showing year-over-year growth. While the digital media total is impacted by the OEM accounting treatment that I referenced earlier, we are pleased with this performance especially during a very busy time when the integration of the companies could have been a distraction. The digital media business will make up roughly half of our total revenue this year. Revenue on our graphics and productivity business was 34.1 million compared to 36.6 million in the first quarter of last year. WinZip, iGrafx, Painter, and CorelDRAW Graphics Suite all had solid quarters. CorelDRAW Graphics Suite we had a tough year-over-year compare due to the launch of X3 in Q1 of last year. As David mentioned, WordPerfect had a difficult quarter and now represents the smallest contributor across all of our flagship products.
Since our IPO one year ago, we had said that one of Corel’s key strengths is our product diversity with no product representing more than 25% of revenue. With the addition of the InterVideo and Ulead products, I would expect that statistic to become even more distributed when we have our first full quarter of revenue from the acquisitions in the second quarter. I am particularly pleased by the continuing success of our acquired products as they demonstrate the leverage in the Corel business model to not only drive short term upside from cost and distribution synergies, but to continue to drive growth in the business over the long term and create greater profits and cash flow for our shareholders.
On a geographic basis the Americas made up 52% of revenue, with EMEA contributing 33% and Asia Pacific 15% for Q1 of 2007. All regions grew from the addition of InterVideo. However, as expected Asia-Pacific demonstrated the most growth reflecting InterVideo’s strong presence in these markets. You’ll recall from our — that our complementary geographic strengths were one of the highlights of the acquisition of Corel — for Corel.
Gross margin, excluding the amortization of intangible assets for the quarter, was 83%, a decline from last year primarily related to the acquisition of InterVideo’s lower margin products. However, for the core Corel products, gross margins improved over last year, primarily as a result of the strong performance in our eStores this quarter.
Moving down the expense line. One should note that our expenses in the first quarter do not fully realize the benefit from the cost synergies between Corel and InterVideo. We expect that our expenses, as a percentage of revenue, will improve as the year progresses, especially in the R&D and G&A lines. Sales and marketing expenses for the quarter were 17.1 million or 32% of revenues compared to 14.5 million or 33% for Q1 of 2006. R&D was 11.3 million in Q1 or 22% of revenues compared to 6.2 million or 14% of last year. This is a large jump over last year in both total dollars and as a percentage of revenue and is primarily due to InterVideo’s strong focus on product development. We believe that adding InterVideo’s expertise in product development along with their R&D centers in Taiwan, China, and Silicon Valley will significantly enhance Corel’s product development capability.
G&A expenses were 9.1 million for the quarter, or 17% of revenue compared to 5.4 million or 12% last year. This increase was expected as we incurred cost related to the acquisition, especially the short-term cost burden of running three public companies. We recorded other operating expense in the quarter of 785,000 related to the acquisition and integration of InterVideo. Operating loss was 8 million in the first quarter of 2007 compared to operating income of 5.7 million in the same quarter of last year. Because of various acquisition related charges, both cash and non-cash and the covenants that govern our debt, we focus internally on non-GAAP adjusted EBITDA as a key operating metric. Non-GAAP adjusted EBITDA in the first quarter was 8.7 million or 17% of revenue compared to 14.4 million or 33% of revenue in the first quarter of last year. As we continue to leverage the scale in our business and grow, we expect we can improve this EBITDA margin over time.

Working down the rest of the income statement, there are a couple of lines worth noting. Interest expense in the quarter was 3.9 million, flat year-over-year. I’ll talk about our current debt position in a moment. We wrote off 7.8 million of in-process research and development in the first quarter related to the InterVideo acquisition. We also had a non-operating benefit of 632,000 during the quarter primarily from foreign exchange gains.
I want to take a minute to talk about the tax provision and Corel’s tax position. First, Corel has approximately 420 million of total tax shield, of which our NOL balance was 215 million at the end of the quarter. Second, you’ll notice that we recorded a tax expense of 355,000 this quarter. Current taxes were 1.4 million offset by a $1 million deferred tax benefit on the amortization of deferred tax liability set up on the acquisition of InterVideo. We will record a total tax benefit of approximately 4.5 million this year related to this deferred tax liability with approximately 1.2 million recognized in each of the next three quarters. This tax benefit will not be included in the calculation of adjusted net income as it relates to amortization of intangible assets in the InterVideo acquisition. As I’ve said earlier, adjusted net income for the first quarter 2007 was 2.7 million or 11 cents per share.
Now, turning to the balance sheet and cash flows. Cash and cash equivalents at February 28 were approximately 40.9 million. Cash flow from operations in the first quarter was 18.4 million compared to 5.9 million in the same quarter of last year. One important thing to note on the cash flow number is the timing of certain transactions. At the end of the quarter, we accrued approximately 12 million for royalty payments that will have to be paid in the second quarter. As a result, we start Q2 with an immediate $12 million outflow of cash which will impact Q2 cash from operations.
Accounts receivable at the end of the quarter was 15.7 million. Our trade DSO in the first quarter of 2007 was 27 days, down eight days from last quarter and 10 days from the first quarter of last year. Total debt at the end of the quarter was approximately 183 million. When we closed the acquisition of InterVideo, we added 70 million of long-term debt and tapped our revolver for 43 million. Through the quarter, we paid down 20 million of the revolver to end the quarter with 23 million remaining on the revolver. So far in the second quarter, we have paid down an additional 10 million on the revolver.
Turning now to guidance, please remember that these forecasts are made as of today and Corel undertakes no obligation to update this information at any time. We expect revenue in the second quarter in the range of 62 to 64 million. On a GAAP basis, we expected the range of net loss of 1.5 million to net income of 0.5 million or a loss of minus 6 cents to a profit of 2 cents per share. On a non-GAAP basis, we expect adjusted net income to range between 7.5 million and 9.5 million and non-GAAP EPS in the range of 28 cents to 35 cents per share.
For the full year, we are maintaining our previous guidance. We continue to expect revenue in the range of 245 to 255 million in 2007, which would represent growth of approximately 40% over 2006. While we exceeded our expectations in the bottom line in the first quarter, the outperformance was partially driven by tight expense control in the first quarter and our decision to hold off certain marketing initiatives until the integration was further along. We still plan to execute these initiatives to our full-year expense model and resulting earnings is unchanged. On a GAAP basis, we are expecting a net loss of 9 million to 6 million or 35 to 20 cents per share. This improvement of 4.5 million over previous guidance is due to a tax benefit resulting from the amortization of deferred tax liability.
On a non-GAAP basis, we are expecting adjusted net income of 33 million to 36 million or 1.25 to 1.40 per share. We expect weighted average dilutive common shares will be approximately 26.2 million for the year.

With that, I’ll turn the call back over to Dave for his closing thoughts.
David Dobson, Chief Executive Officer
Great. Thank you, Doug. So in summary, first quarter was another solid quarter for Corel. We completed the major restructuring around the InterVideo integration. We established a new growth engine with our digital media business unit and continued to identify new customers in markets for our expanded portfolio. We’re very excited about the opportunities that are ahead and look forward to realizing the full value of the acquisition beginning in the fourth quarter of this year.
And with that, I would like to turn it back to the operator to begin our Q&A. And for the Q&A session we have asked Patrick Morley, our new Chief Operating Officer to join us as well. Operator?

QUESTION AND ANSWER SECTION
Operator: [Operator Instructions] Our first question will come from Brian Essex with Morgan Stanley.
<Q — Brian Essex>: Hi, good afternoon and congratulations. Pat, congratulations on the promotion as well. I had a few questions. One, I guess, my first question around the contribution of InterVideo in the quarter. How did that track relative to your expectations? And I believe prior to the quarter, you had thought that you would have between 63 and 65 million in contribution from InterVideo in the year. And do you still have that range in mind or are things tracking better than you expected?
<A — David Dobson>: Hi, Brian, this is Dave, thanks for the comment. Overall, the InterVideo business performed a little better than we expected when we announced in January, came in probably 1 million, 1.5 million higher on revenue than we expected. We also didn’t — we talked about $15 million of revenue that would not be able to record. That was probably more like 12 million at the end of the day. So we are, I would say, cautiously optimistic that the opportunity for InterVideo, there is some upside to the 63 to 65 we provided in January. So I would say the first quarter is an indicator. We are cautiously optimistic that there is some upside as we go through the year.
<Q — Brian Essex>: Okay, and then as it relates to synergies in the quarter that you were expecting and I’m sorry if I missed it on the call, how did that track in Q1 relative to your expectations? Can you give us a sense of how far through those synergies you are and how much are the — either in degree or in I guess seasonality through the rest of the year do you expect?
<A — David Dobson>: Yes, again I would say overall we were doing quite well on achieving the synergies that we talked about. So from an expense and cost — I would say we are well on track to the — certainly the numbers we had planned from the integration. And you can see that in our operating performance. So you when you actually take a look at how we overachieved from a profit perspective in Q1, you will see the revenue, we drove higher revenue overall in the business but we also saw expenses about $2 million less than you might have expected. And that was primarily as a result of some of the good work — good work our teams done in moving very quickly to integrate InterVideo into the Corel operations.
Now with that said, Brian, we don’t expect — that $2 million that we were quite diligent on in Q1, as we move further into the integration of InterVideo, we plan on deploying much of that into marketing and sales efforts to really drive what we think is the power of the combination which is cross selling and up selling our products and introducing some of these new and great products around the world. So we think overall from a year, our expense model that we talked about that we plan for the year is still intact.
<Q — Brian Essex>: Okay, great, thank you very much.
<A — David Dobson>: Thank you.
Operator: Our next question will come from Tom Ernst with Deutsche Bank.
<Q — Tom Ernst>: Good afternoon, gentlemen. Thank you.
<A — David Dobson>: Hi, Tom.
<Q — Tom Ernst>: Just a follow-up on that last question, to make sure it’s clear. What was the impact to the bottom line exactly of the accounting treatment, the unrecognized revenue?

<A — David Dobson>: The accounting treatment of the unrecognized revenue.
<A — David Dobson>: When we communicated in January, Tom, we thought that there was probably about 12 million, excuse me we thought there was about 15 million and 7 million of — 15 million of revenue and about 6 million — excuse me, 7 million of income as a result of what we are not going to account. At the end of the day, we think it’s probably closer to 12 million of revenue and probably 6 million or so of profit. That was what was not counted. So as you think of a normalized model, those are the types of numbers that we saw were more reflective of what the business would’ve looked like if we had a full quarter of InterVideo in Q1. And remember, an important point that Q1 for us is — was effectively Q4 for a very large part of InterVideo’s business because of the way they captured revenue from the large OEMs. So it was and is their strongest quarter from a seasonality standpoint.
<Q — Tom Ernst>: Okay, perfect. That helps. WordPerfect had a weak quarter and lot of that sounds like it was Dell, we expected Dell revenue to be down significantly so a couple of questions there. How much is left for point of sale at Dell now and what about the rest of the WordPerfect business? How did that perform once you got past the Dell hit?
<A — David Dobson>: I think you said it very well. So the decline in WP was not expected. So a very large majority of that was a result of the point of sale fall off at Dell and the answer is what’s remaining is very small. So it’s not material, what’s remaining there on a quarterly basis. The rest of the business, it was mixed. What I will call consumer channels, which is our retailers and distributors around the world and our eStore continue to perform quite well. So we see that as a pretty consistent stream of new customers and revenue through those channels.
What was not so good was our licensing — our enterprise business. That continued to decline and we really think that that’s a combination of, what I will call a Vista impact. We have seen a lot of customers that are not making new commitments on client software as a result of evaluating Vista. So we think that’s got some impact, but I don’t want to leave you or the rest of the folks on the call with the impression that, we don’t think our legacy business will not be challenged in future. I think that business will continue to be challenged and that’s not where we anticipate growth for WP in the future. We see growth will be in emerging markets, in consumers, in coming up with innovative models to seed WordPerfect with OEMs through products like WordPerfect Lightning. That’s where the growth will come. And it will take some time for those new initiatives to offset some of the declines in the legacy enterprise license business.
<Q — Tom Ernst>: Great, thank you again.
<A — David Dobson>: Good thanks, Tom.
Operator: Our next question is from Mike Olson, Piper Jaffray.
<Q — Michael Olson>: Hey guys, thanks, a couple quick questions. One is, you said e-commerce sales grew 25% year over year and now represents somewhere around 20% of overall revenue. Are you expecting much change in e-commerce as a percent of revenue by the end of ‘07 and I guess where do you think you can go in the next few quarters?
<A — David Dobson>: Hi, Mike, I think it’s a channel that’s very important to us. We talked about it. It’s the way we really capture a lot of the sales we do around our OEM seeding, so because that’s such an important part of our strategy in how we capture that revenue, we expect it to continue to grow. So the answer is yes, we’d continue for it to grow. I don’t think from a percentage standpoint, we expect in ‘07 it will be significantly higher than where we finished Q1, but on a year-over-year basis, we do continue to steady growth in our e-commerce channel.

<Q — Michael Olson>: Okay, and then you mentioned a few items on taxes and what are you expecting pro forma taxes to be in dollar terms for the next several quarters?
<A — Douglas McCollam>: The current taxes will probably be in the area of $1 million as we had in our original guidance, perhaps a little higher. But we’re going to be — have a deferred tax that will run through the P&L. Again, it’s on a GAAP basis. It’s going to be about 1.2 million for the next three quarters.
<Q — Michael Olson>: Okay, but on a pro forma basis, just keep assuming the million per quarter?
<A — Douglas McCollam>: Yes, that’s a fair estimate.
<Q — Michael Olson>: Okay, and I missed one data point here. How much were emerging markets up year-over-year?
<A — David Dobson>: Over 35%, so they continue to show very strong growth.
<A — Douglas McCollam>: They are up 38% to be exact. It was great quarter for that.
<Q — Michael Olson>: Okay, and then one last one. One of InterVideo’s competitors has been impacted by slower than expected adoption of High-Def DVD. Is there reason to believe that you guys are seeing anything as far as any material impact on your InterVideo business from just a slower adoption than expected of HD or High-Def DVD?
<A — David Dobson>: I will answer that in two ways, Mike, and I am actually going to give Patrick Morley an opportunity. He may want to add some color to that. The first is, in the modeling that we provided, I think we did a pretty fair job of assuming what the adoption rate of high-definition would be and quite frankly our assumption was that we really wouldn’t see any significant impact until 2008. So, I don’t think we were as bullish if you will on how quickly that market would shift, The second part is no, we haven’t seen any significant impact. Patrick, did you want to add anything to that?
<A — Patrick Morley>: No, I think the only other thing I would add is that it differs based on market and so in certain regions of the world, we see the uptake faster than in others, but certainly the OEMs are looking for that pickup to be faster than it currently is.
<Q — Michael Olson>: Okay, so basically bottom line is your guidance assumes no significant impact until sometime in ‘08?
<A — David Dobson>: Yes, that would be a fair assessment.
<Q — Michael Olson>: Okay, thanks a lot.
<A — David Dobson>: Good, thanks, Mike.
Operator: [Operator Instructions] And we will next go to Sterling Auty with JPMorgan.
<Q — Sterling Auty>: Yes, thanks. Hi, guys. Dave, in terms of the 17 to 18 million of annual savings that you are looking for in terms of the synergies with InterVideo, can you talk to us about what’s going to govern, how that comes out of the model; in other words, maybe the timing, how much of it maybe is facilities versus head count and to the extent that you can, what quarters should we see the bigger chunks of that come off?
<A — David Dobson>: Okay, just overall the way it’s coming out, think of it as 10 million or so in people-related costs and you should assume that 75% of that is out of the model, if not more, is out of the model already. So on a going-forward basis, we are pretty much as we — here we are in mid-April, we are pretty much at what I think would be a steady state head count for that business since we ended Q1. So, we had further reductions as we came out of the end of February now to mid April.
So, I think 10 million of it is people-related and just to give you some more color on that, Sterling, the vast majority of that was in G&A and marketing and to some extent sales and the least impacted by that was in our software development and R&D teams around the world. And I think you would find that’s very consistent with what we have done in previous acquisitions that we really want to maintain our core development teams and product management teams and we have done that as well with InterVideo.
The rest of the synergy is really non-people related, so think of it as a 7 to $8 million opportunity and really the big chunk is in public company costs. So, think of all the outside consultants, lawyers, accountants, all that good stuff of being a public company, and it’s not just one public company, it was two with both InterVideo and Ulead. So, a lot of that has been identified very quickly. Facilities is not insignificant. It’s a pretty big number as we consolidate sites, but the biggest one is just public company cost and then facilities is probably the second area and then you have just got some G&A and some operating costs that are lower. So hopefully, that helps.
<Q — Sterling Auty>: Yes, so those non-head count related, should that come out a little bit more in the back half or is it linear or what governs that remaining 7 or 8 million and the timing of when it comes out?
<A — Douglas McCollam>: On the facilities it will be — it will accelerate during the year to some extent. In the case of the other operating costs, the public company costs and things of that nature, we have a lot of work to do to consolidate the various accounting systems that we have. We have three accounting systems that we have to pull together. So those things are ongoing and so the full benefits of that will be more at the back end of year, towards the end of the third quarter into the fourth quarter.
<Q — Sterling Auty>: Okay, and then on the customer side, did you have any 10% or greater customers?
<A — David Dobson>: No, our largest customer — well let me think about that. Yes, our largest customer in the world continues to be Dell, which is now less than 10%.
<A — Douglas McCollam>: Yes.
<Q — Sterling Auty>: Okay, and then to the extent that you can, can you talk to a little bit — part of the InterVideo was the idea of further penetration into the OEMs and some cross-selling opportunities. Any update on just some of the discussions that you have had and any progress?
<A — David Dobson>: I will turn that over to Patrick because he has been leading that for the last six months. So, Patrick?
<A — Patrick Morley>: Yes, I think the — we are having those conversations right now and we have been — as you probably know, within Dell, our focus has been on selling Dell at the point of sale — selling Dell’s customers at the point of sale. And on the InterVideo side, most of it has been royalty based revenue, and our opportunity to bring that type of stronger marketing model to some of the InterVideo OEMs is an opportunity that we think is a very good one and it is one we are having conversations right now with all of the IVI’s, or Corel’s now, major OEM customers and the response has been quite positive. OEMs are trying to figure out that model. We think we have an advantage in the marketplace with the experience that we have had and the OEMs’ response so far has been positive in those conversations.

<A — David Dobson>: And so I think, Sterling, the best example was ASUS that we talked about in January, one of the larger PC OEMs in the motherboard and graphics area. And I think as we have talked about, this is an area that we will continue to announce new partnerships and an area to watch because certainly what we announce in this area will be indicative of how successful we’re being in actually driving that strategy, so more to come.
<Q — Sterling Auty>: Okay, and then last question. So now that you have got the two new revenue segments, if you were to just, starting today based on what is in those two portfolios looking forward, how would you characterize the growth opportunity in each one of them?
<A — David Dobson>: Yes, I think that really hits on an important shift I would say in what Corel looks like post-integration of InterVideo; that we expect our digital media business to be a faster growing business than what we certainly have seen with the previous portfolio of Corel products. And we are going to invest in that business from a technology standpoint, from a product standpoint to lead — continue to lead that segment.
The rest of our portfolio in Productivity and Graphics, it’s certainly not any less important. In fact it is extremely important because the products that make up that category are products that are more mature products that we continue to innovate around our business model and our distribution capabilities and they generate a significant amount of profit and cash for our company. So the combination of having a faster growing digital media business with our previous portfolio of very profitable, high-cash generating products, we think is a very attractive model on a go-forward basis. So that is the way we are certainly managing the portfolio, Sterling. It’s one we think will grow at a faster rate than certainly what we have previously talked about.
<Q — Sterling Auty>: Okay, thank you.
<A — David Dobson>: Sure.
Operator: And our next question is from Paul Lechem with CIBC World Markets.
<Q — Paul Lechem>: Thank you, good evening. Do you see WordPerfect at this point in time, do you see further declines on a quarterly basis or do you see it bottoming out at these levels where it is at right now?
<A — David Dobson>: Yes, it’s a fair question, Paul. We are not forecasting further declines in WP. I mean, we are obviously building plans to grow the business, but it is hard to say. As I indicated in one of the previous answers, the point of sale impact at Dell is pretty much through the system, so there is not much more to go there. It is really the key determinant on growth now. Think of two dynamics. You have got this base of what I will call our legacy enterprise and government customers that still represent a fairly sizable piece of revenue on a quarterly basis and that has been declining. And we really think that what’s going to determine over the next few quarters whether WP declines or grows is going to be dependent on our ability to start upgrading and signing those customers to longer term contracts as we get through this Vista impact.
And then longer-term, that will become less of an impact as we continue to grow our OEM business and our consumer markets business. But that’s going to take longer because that’s a smaller revenue stream today that’s growing, but it’s going to take a while to offset some of the declines we’re seeing in the legacy base.
So the short answer, Paul, is I think realistically that the WP business will continue on the trend. I think we saw from a percentage and a dollar decline in Q1 probably the most severe decline that we’re going to see and I think it’ll start to taper off.

<Q — Paul Lechem>: Thanks, you’ve had the Snapfire model up and running now for a few quarters. Can you comment in any quantitative measure now about what’s going on there and what the take up is and what the benefits are now for the business?
<A — David Dobson>: Well, I think overall the benefits have been what we planned on, which is we have really positioned ourselves particularly with our customers both being our end-user customers and our OEM partners with a very innovative approach to the market. So, Snapfire and the Alpha platform that is underneath it has proven to be very successful, as we’ve been able to take many of our large OEM partners around the world, and to describe to them how we can provide a very positive end-user customer experience as well as develop an economic model and ecosystem that drives upsell revenue and a very positive customer experience. So from that standpoint, it has been successful.
From a seeding standpoint, Paul, I think we’ve announced a number of OEM partnerships, where we are seeding millions of copies of our products, and we’ve announced those in each of our quarterly calls.
The third area is on uptake and conversion rates. I would say it has been slower than planned. So, we’re starting to see an uptake in conversion rates of Snapfire. And so, the good news it’s trending upwards and it continues each month. We are starting to see higher and higher conversion rates of our Snapfire products, but it has been slower than we anticipated. So, it’s still a relatively small number in the big scheme of our business, but it’s growing very rapidly because it has gone from nothing to now a fairly decent sized chunk of revenue, but still relatively small in the big scheme of things.
So overall very positive, we’re pleased with it. It’s primarily the reason why we announced the WordPerfect Lightning product. We wanted to put another product into that type of hybrid model, which really allows the customer to get access to some limited functionality and then be able to see the power of full-function Corel software. And so we’re now doing that in the productivity area.
<Q — Paul Lechem>: So, is there anything that you guys are doing to try and accelerate the take up or the upselling in the Snapfire side? You haven’t really announced any buildout of the ecosystem on the Snapfire side other than getting more OEMs on the model, but other service providers in the digital photo printing side or any of the other services there, you haven’t announced a building out of that ecosystem, which I’m surprised at. So, I was just wondering if there are any initiatives you are trying to accelerate the take up.
<A — David Dobson>: We have continued to announce partnerships and more to come in developing that ecosystem, so you will continue to see that. The short answer again is yes, we are doing things to improve the uptake rate. We’re getting a lot of customer feedback and finding out what we need to do, customer feedback from our both partners and end-users and what we need to do to improve that uptake rate. And hopefully over time, we will start to see that take effect and drive higher conversion rates. So, I think you’re on to the key point, which is look for — continue to look at the number of OEM relationships we announce and then what partnerships we put into that ecosystem and we will continue to announce more and more partnerships as we go forward.
<Q — Paul Lechem>: Okay, and my last question is, you mentioned that one of the difficulties in the year-on-year compare with the major product releases this time last year of X3 for CorelDRAW Graphics and WordPerfect Office, are there any other major product releases that had happened recently or coming out in the near time that we should look for?
<A — David Dobson>: The big ones — we did Painter, so in February we did Painter X, which we’re now starting to see the effect of. So, very strong growth that we have seen with Painter, so we have got good expectations there. And then everything else is pretty much on its annual release cycle. So, the WP and CD Jasc were the two launches that are on multi-year release cycles. So, quite frankly the performance we saw in Q1 was pretty much what we expected on a product life cycle basis. In fact we saw — we’re very pleased with what CorelDRAW is doing in its product life cycle and then offset a bit by WP, a little lower than we had expected. And then the other products that are on the more annual product life cycles, we are seeing very good year-over-year growth.
<Q — Paul Lechem>: Great, thanks a lot.
<A — David Dobson>: Thanks, Paul.
Operator: We do have a follow-up from Sterling Auty with JPMorgan.
<Q — Sterling Auty>: Yes. Thanks. Two follow-ups, first one, Dave, you mentioned that obviously WordPerfect while revenue declining is still a big profit contributor, can you either qualitatively or quantitatively give us a better description as to what WordPerfect contributes to the EBITDA line?
<A — David Dobson>: No, in short answer, but, I mean, yes, it’s — from a profit contribution standpoint, Sterling, I mean it’s a high margin product like most of the products in our portfolio are. And so it doesn’t look unusual from that perspective and it’s a good gross margin contributor. It’s obviously become a lower profit contributor as it declined from the revenue standpoint and much of that has been backfilled by great performance by CorelDRAW, WinZip, iGrafx, and our digital imaging products. So, the short answer is we don’t break it out, we don’t manage our business that way, but I’ll tell you it’s to our advantage to continue to find a way to make WordPerfect stop the decline and figure out how to make it grow and we are working on plans to try to do that.
<Q — Sterling Auty>: Gotcha. Then the last question is, is that your intention to continue to delever the balance sheet as you move through the year?
<A — David Dobson>: I’ll let Doug comment on some of the things we’ve done just in the first quarter.
<A — Douglas McCollam>: Yes, so as we mentioned earlier we worked aggressively in the first quarter bringing down the revolver by $20 million and then bring it down an additional 10 million in the first part during the second quarter and our goal is to continue to work down revolver balance.
<Q — Sterling Auty>: All right, great. Thank you.
Operator: And no further questions in the queue at this time. And with that then I’d like to turn conference back to Stacie Bosinoff for closing comments.
David Dobson, Chief Executive Officer
Well, you can make closing comments, Stacie, but, it’s David Dobson. So, what I will do is thank everybody for participating and again we are sorry we took a week longer in getting it to you and apologize for the inconvenience, but thanks for joining us today. Thanks, everybody.
Operator: And with that, this does conclude today’s conference call, I’d like to thank everyone for your participation.

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